Media Contact:
Amy Hughes
Corporate Communications & Events
(614) 302-4651

Investor Contacts:
Marisa Jacobs
Vice President Investor Relations
(614) 474-4465

ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8225/ (310) 954-1113

EXPRESS, INC. RAISES OUTLOOK FOR THE FOURTH QUARTER
AND FULL YEAR 2012;
COMPANY TO PRESENT AT THE 15TH ANNUAL
ICR XCHANGE CONFERENCE

Columbus, Ohio - January 14, 2013 - Express, Inc. [NYSE: EXPR], a specialty retail apparel chain operating more than 600 stores, today raised its outlook for the fourth quarter and full year 2012, ending February 2, 2013, based on better than anticipated performance during the holiday season and expectations for the balance of the period.

Michael Weiss, Express, Inc.'s Chairman and Chief Executive Officer commented: "Our performance during the holiday season exceeded our expectations based on third quarter trends. Our promotional strategy and the introduction of opening price points in key categories contributed to a sequential improvement in comparable sales since the third quarter of 2012 and higher gross margin dollars versus last year's holiday season. E-Commerce, one of our four growth pillars, continued to grow as a percentage of the business and customers responded strongly to our offering, especially our new spring assortment.”

2012 Guidance:
Fourth Quarter:
The Company is raising its fourth quarter 2012 guidance and currently expects comparable sales to range from flat to up 1%, compared to its previous expectation of a decrease in the low single digit range. Net income is currently expected in the range of $61 to $63 million, or $0.72 to $0.74 per diluted share on 85.2 million weighted average shares outstanding. This compares to the Company's previous guidance of $53 to $58 million, or $0.62 to $0.68 per diluted share.

Full Year:
Based on its increased fourth quarter outlook, the Company is adjusting its full year 2012 guidance as well. Full year comparable sales are now expected to be approximately flat compared to the previous expectation of a decrease in the low single digit range. Net income for the fifty-three week period in 2012 is currently estimated at $136 to $138 million, or $1.56 to $1.59 per diluted share on 87.2 million weighted average shares outstanding. This compares to the Company's previous expectation of $128 to $133 million, or $1.47 to $1.53 per diluted share. The Company now expects a positive contribution from the fifty-third week in the range of $0.04 to $0.05 per diluted share, up from the prior estimate of $0.03 to $0.04 per diluted share. Consistent with previous years, this guidance excludes any non-core operating items that may occur, such as debt extinguishment costs.

The Company expects to report fourth quarter and full year 2012 results the week of March 11, 2013.

Express, Inc. also announced that it will be presenting at the 15th Annual ICR XChange Conference, held at the Fontainebleau Miami Beach in Miami Beach, Florida on Thursday, January 17, 2013 at 8:25 a.m. Eastern Standard Time. Michael Weiss, Chairman and Chief Executive Officer and Paul Dascoli, Senior Vice President and Chief Financial Officer, will host the presentation and David Kornberg, President, will be in attendance. The Company's investor presentation will be posted on the Express website by 7:00 a.m. EST on Wednesday January 16, 2013 and the conference presentation will be webcast live and available for replay for 30 days at www.express.com/investor.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates over 600 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada and in Puerto Rico. Express merchandise is also available at franchise stores in the Middle East and Latin America. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected comparable sales, net income and earnings per diluted share. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) our dependence upon independent third parties to manufacture all of our merchandise; (6) our growth strategy, including our international expansion plan; (7) our dependence on a strong brand image; (8) our dependence upon key executive management; (9) our reliance on third parties to provide us with certain key services for our business; and (10) our substantial indebtedness and lease obligations. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.